I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 Email: info@imineralsinc.com

I-Minerals Inc. negotiates new loan agreement and renegotiates repayment of outstanding indebtedness

Vancouver, B.C. – November 4, 2019 - I-Minerals Inc. (TSX.V: IMA; OTCQX: IMAHF) (the “Company”) announces that it has negotiated a new loan agreement with a company controlled by its Chairman Allen Ball (the “Lender”), pursuant to which up to an additional $700,000 U.S. will be advanced to the Company by the Lender in tranches, such advances to be considered secured  loans accruing interest at the rate of 14% per annum calculated and paid semi-annually from the date of each advance, such interest also to be considered advances pursuant to the new loan agreement unless the Lender elects otherwise.

At the Lender’s election, it may direct that the Company pay the interest either in cash or in common shares of the Company; if interest is paid in shares, they will be issued at a deemed price per share equal to the greater of (i) the “Discounted Market Price” of the Company’s shares (as defined in TSX Venture Exchange – the “Exchange” - Policy 5.1) as of the date of the news release announcing the specific debt settlement; and (ii) the volume weighted average trading price (“VWAP”) of the Company’s shares over the 20 trading days prior to the date such interest becomes payable.

As additional consideration for such advances, the Company has agreed to issue to the Lender, subject to Exchange acceptance, that number of common shares of the Company equal to 6% of the amount of each advance divided by the “Market Price” (as defined in Exchange Policy 1.1 – the “Market Price”) of the Company’s shares as of the date of the advance, subject to the minimum price per share and the maximum number of shares provided for in Exchange Policy 5.1, such shares to be considered “bonus shares” pursuant to the provisions of said Policy 5.1.

While any of the principal amount of the indebtedness under the new loan agreement remains outstanding, the Company will, if requested by the Lender, include an individual designated by the Lender as a nominee for director at the Company’s next annual general meeting subsequent to said request.

The loan agreement also provides that the Company will repay the principal amount of each advance, together with all accrued and unpaid interest thereon, on the earlier of:

(a)	June 30, 2020; and

(b)	60 days after a Pre-Feasibility Study in respect of the Bovill Kaolin Project has been prepared in accordance with National Instrument 43-101 and has been duly filed on SEDAR.

The Company also announces that it has negotiated an additional agreement with the Lender pursuant to which the repayment date for previous loan advances to the Company by the Lender, together with accrued and unpaid interest thereon, with principal and interest aggregating approximately $26 million U.S., has been extended as provided for above in respect of the additional $700,000 U.S. to be advanced pursuant to the new loan agreement.

About I-Minerals Inc.

I-Minerals is a Canadian based exploration and development company that is advancing the Helmer-Bovill kaolin-halloysite-quartz-potassium feldspar property in north central Idaho.

I-Minerals Inc.

per: “John Theobald”

John Theobald,
President & CEO

Contact:

I-Minerals Inc.
Barry Girling	Paul J. Searle, Investor Relations
877-303-6573 or 604-303-6573	877-303-6573 or 604-303-6573
Email: info@imineralsinc.com Or visit our website at www.imineralsinc.com	Email: PSearle@imineralsinc.com

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.  .